FOURTH AMENDMENT TO NON-OUALIFIED STOCK
                        OPTION CERTIFICATE AND AGREEMENT

      Amendment made as of this 23rd day of July by and between COMMAND SECURITY CORPORATION, a New York corporation (the Company") and GORDON ROBINETT ("Robinett").

                                   WITNESSETH

      WHEREAS, the parties have entered into a Non-Qualified Stock Option Certificate and Agreement dated as of July 19, 1990, as amended on September 28, 1992, June 28, 1993, and August 13, 1993 (the "Non-Qualified Stock Option Agreement") pursuant to which an option to purchase 107,500 shares of common stock of the Company at $5.00 per share has been issued to Robinett;

      WHEREAS, by mutual agreement between the Company's Board of Directors pursuant to a special meeting of the Board of Directors held on the 15th day of July, 1996 and Robinett, the Company and Robinett agreed that the Non-Qualified Stock Option Certificate and Agreement be amended.

      In consideration of the premises and mutual agreements herein set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree to amend the Non-Qualified Stock Option Agreement as follows:

      1. The exercise price is hereby amended to be $2.50 (the fair market value of the Company's shares as of approximately July 15, 1996).

      2. The expiration date of the Non-Qualified Stock Option Certificate and Agreement is hereby amended to July 19, 2000.

      2. This amendment shall be effective immediately.

      3. Except as otherwise specifically provided in this amendment, all other terms and provisions of the Non-Qualified Stock Option Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this third amendment as of the date first written above.

                                             COMMAND SECURITY CORPORATION


                                             By:___________________________
                                                 William C. Vassell,
                                                 Chairman of the Board


                                                 __________________________
                                                 Gordon Robinett